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                                                                 EXHIBIT (C)(23)

GRUMMAN CORPORATION
Bethpage, New York 11714-3580

                                 March 24, 1994

Mr. Richard B. Waugh, Jr.
Corporate Vice President and
Chief Financial Officer
Northrop Corporation
1840 Century Park East
Los Angeles, California 90067

Dear Dick:

     Pursuant to the request set forth in your letter to me dated March 23, 1994, this will advise you that Grumman Corporation will not take any action except to the extent that the Board of Directors of Grumman Corporation determines in its reasonable good faith business judgment that it is in the interest of the shareholders of Grumman Corporation to take such action.

     Please be advised that the Board of Directors of Grumman Corporation pursuant to Section 6.2 of the Merger Agreement between it and Martin Marietta has today authorized entering into discussions with Northrop.

                                          Sincerely,

                                          /S/ J. R. ANDERSON
                                          ---------------------
                                          J. R. Anderson

cc: Martin Marietta Corporation
    6001 Rockledge Drive
    Bethesda, Maryland 26817

    Attention: General Counsel